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PRESS CONTACTS:
Leila Dillon                                  Bob Joyce
SoftLock.com Inc.                             FitzGerald Communications, Inc.
ldillon@softlock.com                          bjoyce@fitzgerald.com
http://www.softlock.com                       www.fitzgerald.com
978-461-4120                                  617-588-2298


    SOFTLOCK.COM ANNOUNCES STRATEGIC INVESTMENT BY APEX INVESTMENT FUND, RSA
               SECURITY AND SI VENTURES, A GARTNERGROUP AFFILIATE

         PROCEEDS TO EXTEND COMPANY'S LEADERSHIP POSITION MERCHANDISING
                           DIGITAL CONTENT ON THE WEB

MAYNARD, MA. - JANUARY 17, 2000 - SoftLock.com, Inc. (OTCBB: SLCK), a leader in merchandising valuable digital content, today announced the completion of fourth quarter 1999 financings totaling $5.75 million, involving both common stock and preferred stock. SoftLock.com's preferred stock investors include Apex Investment Fund IV and RSA Security Inc. (NASDAQ: RSAS), together with lead investor SI Venture Fund II, L.P.

SoftLock.com will use the proceeds from these financings to solidify its leading position merchandising digital content within the explosively growing digital content market. J.P. Morgan recently reported that over $275 billion would be spent purchasing digital content and intellectual property by the year 2003.

"This represents a strong endorsement of SoftLock.com's first mover advantage in being the only company to provide a complete business solution for securely selling and widely merchandising digital content," said Keith Loris, SoftLock.com's president and CEO. "SoftLock.com enters the new millennium with industry leading customers, technology and services and these advantages can now be leveraged to their full potential through the strong financial support from RSA Security, Apex Investment Partners and SI Ventures. Our most recent investors understand the value SoftLock.com delivers to publishers of valuable digital content by enabling them to utilize the Internet as a mass marketing and selling channel."

Created in 1997 by executives of Gartner Group, Inc. -- the world's leading authority on IT that provides clients with advisory services, measurement, research, decision support, analysis and consulting - SI Ventures leverages GartnerGroup's vast resources, research and publishing experience to make strategic investments in rising companies.

"SI Ventures invests in promising companies that provide innovative electronic commerce solutions in a high-growth industry," explained Adam Rin, managing director, SI Ventures, former head of GartnerGroup's worldwide research and advisory services organizations and SoftLock.com's newest


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                              SoftLock.com Announces Strategic Investment/Page 2


Board member. "As a compelling solution to Content Providers wishing to maximize their return on valuable intellectual property, SoftLock.com surpassed our investment criteria."

RSA Security Inc. is the most trusted name in e-security and a global leader in strong authentication, encryption and public key management products. RSA Security has the global reach, unrivaled technical and systems experience, and proven leadership to address the changing needs of securing e-business and bringing trust to today's online economy.

"RSA Security believes, and SoftLock.com demonstrates, that security is a critical enabler for Internet commerce," said Chuck Stuckey, president and CEO of RSA Security Inc. "We think that by providing publishers of valuable digital content a turnkey business solution based on strong security technologies, SoftLock.com is enabling such publishers to leverage the Internet to expand reach and grow sales. It's a powerful value proposition that should help drive the growth of e-commerce for valuable digital content."

Apex Investment Partners, established in 1987, has more than $130 million under management. The firm invests in emerging growth companies of all stages in telecommunications, software, and information technology industries, with additional emphasis in specialty retail and consumer products. Other investments include NetDelivery, Exodus, and Dialogic.

ABOUT SOFTLOCK.COM, INC.
SoftLock.com (OTCBB: SLCK) is an e-commerce leader in merchandising valuable digital content. SoftLock.com's patented system and service offering, the SoftLock CyberSales Solution-TM-, actively markets and sells brand-name electronic content that delivers major benefits to Content Providers, SoftLock Affiliates, and Consumers. The SoftLock CyberSales Solution brokers prime Web placements, helping Content Providers effectively merchandise valuable intellectual property through a point-of-sale system while also opening new revenue streams, extending audience reach, building Web site stickiness and growing brand awareness for SoftLock Affiliates. Consumers reap the benefits of a universe full of valuable, superior online content that is easily and readily available, and can be safely and securely passed from consumer to consumer. SoftLock.com turns piracy into profits and makes every copy an opportunity. For more information, visit www.softlock.com. Further information on the investment can be found in the Company's 8K filing with the U.S. Securities Exchange Commission.

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SoftLock-Registered Trademark- is a registered trademark of SoftLock.com,
Inc. The SoftLock CyberSales Solution, the SoftLock Chain Reaction Channel and the SoftLock Merchandising Network are trademarks of SoftLock.com. All other products or company names are trademarks or registered trademarks of their respective owners.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. SoftLock.com may experience significant fluctuations in future operating results due to a number of economic, competitive and


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                              SoftLock.com Announces Strategic Investment/Page 3


other factors, including, among other things, the size and timing of customer orders, changes in laws, new or increased competition, delays in new products, production problems, changes in market demand, market acceptance of new products, seasonality in product purchases and availability of capital to finance intended expansion of operations. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in the Company's fillings with the Securities and Exchange Commission and are incorporated herein.





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